Exhibit 2

CAPITAL AUTOMOTIVE REIT

ARTICLES SUPPLEMENTARY

ESTABLISHING AND FIXING THE RIGHTS AND PREFERENCES
OF
8% SERIES B CUMULATIVE REDEEMABLE PREFERRED SHARES

Pursuant to Section 8-203(b) of
Title 8 of the Corporations and Associations Article
of the Annotated Code of Maryland

     Capital Automotive REIT, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that, pursuant to the authority conferred upon the Board of Trustees of the Trust by Article VI, Sections 1 and 3 of the Trust’s Amended and Restated Declaration of Trust, as amended to the date hereof and as the same may be amended hereafter from time to time, and in accordance with Section 8-203(b) of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, the Board of Trustees and the Pricing Committee thereof, on June 20, 2003 and April 22, 2004, respectively, duly divided and classified unissued Preferred Shares into a series designated as “8% Series B Cumulative Redeemable Preferred Shares” of the Trust. The description of the 8% Series B Cumulative Redeemable Preferred Shares, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption thereof, as set by the Board of Trustees and the Pricing Committee, are as set forth in these Articles Supplementary.

     Section 1. Number of Shares and Designation.

     The shares of such series shall be designated 8% Series B Cumulative Redeemable Preferred Shares” (the “Series B Preferred Shares”) and the number of shares constituting such series shall be 2,875,000. The designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions, of the Series B Preferred Shares shall be subject in all cases to the provisions of Article VIII of the Charter.

     Section 2. Definitions.

     Unless the context otherwise requires, the terms defined in this Section shall have, for all purposes of these Articles Supplementary, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

     “Board of Trustees” shall mean the Board of Trustees of the Trust or any committee authorized by such Board of Trustees to perform any of its responsibilities with respect to the Series B Preferred Shares.

     “Beneficiary” shall have the meaning set forth in Article V of the Charter.

     “Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

     “Charter” shall mean the Trust’s Amended and Restated Declaration of Trust, as amended to the date hereof and as the same may be amended hereafter from time to time.

     “Code” shall mean the Internal Revenue Code of 1986, as amended.

     “Common Shares” shall mean the common shares of beneficial interest, par value $.01 per share, of the Trust.

     “Dividend Payment Date” shall mean, with respect to each Dividend Period, the fifteenth (15th) day of the month following the month in which such Dividend Period has ended. The first Dividend Payment Date shall be August 15, 2004.

     “Dividend Payment Record Date” shall mean the date designated by the Board of Trustees for the payment of dividends that is not more than 30 or less than 10 days prior to the applicable Dividend Payment Date.

     “Dividend Period” shall mean the respective periods commencing on and including February 1, May 1, August 1 and November 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Original Issue Date and end on and include July 31, 2004, and other than the Dividend Period during which any Series B Preferred Shares shall be redeemed pursuant to Section 5, which shall end on and include the date fixed for redemption with respect to the Series B Preferred Shares being redeemed).

     “Original Issue Date” shall mean the first date on which the Series B Preferred Shares are issued and sold.

     “Ownership Limit” shall have the meaning set forth in Article V of the Charter.

     “Parity Preferred” shall have the meaning set forth in Section 6 hereof.

     “Preferred Trustees” shall have the meaning set forth in Section 6 hereof.

     “Preferred Dividend Default” shall have the meaning set forth in Section 6 hereof.

     “Preferred Shares” shall mean the preferred shares of beneficial interest, par value $.01 per share, of the Trust.

     “Series A Preferred Shares” shall mean the 7 ½% Series A Cumulative Redeemable Preferred Shares of the Trust initially classified and designated pursuant to the Articles Supplementary filed with the State Department of Assessments and Taxation of the State of Maryland on December 10, 2003.

     “Series B Preferred Shares” shall have the meaning set forth in Section 1 hereof.

     “set apart for payment” shall be deemed to include, without any action other than the following, the recording by the Trust in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends by the Board of Trustees, the allocation of funds to be so paid on any series or class of shares of beneficial interest of the Trust.

     “Shares-in-Trust” shall have the meaning set forth in Article V of the Charter.

     “Share Trust” shall mean the trust created pursuant to Article VIII, Section 1(B), and administered in accordance with the terms of, Article VIII, Section 2 of the Charter.

     “Transfer Agent” shall mean American Stock Transfer & Trust Company, or such other agent or agents of the Trust as may be designated by the Board of Trustees or their designee as the transfer agent and registrar for the Series B Preferred Shares.

     “Trust” shall mean Capital Automotive REIT, a Maryland real estate investment trust.

     Section 3. Dividends and Distributions.

     (a) Subject to the preferential rights of the holders of any class or series of equity securities of the Trust ranking senior to the Series B Preferred Shares as to dividends, the holders of the then-outstanding Series B Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Trustees, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 8% per annum of the $25.00 liquidation preference per share of the Series B Preferred Shares (equal to a fixed amount of $2.00 per year per Series B Preferred Share). Such dividends shall accrue and be cumulative from and including the Original Issue Date and shall be payable quarterly in arrears on each Dividend Payment Date, commencing August 15, 2004, with respect to each Dividend Period; provided, however, that if any Dividend Payment Date is not a Business Day, then the dividend that would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. The initial dividend payable on the Series B Preferred Shares, which will cover the period from the Original Issue Date through July 31, 2004, will be paid on August 16, 2004. The amount of the dividend payable on the Series B Preferred Shares for each full Dividend Period shall be $.50 per Series B Preferred Share. The amount of any dividend payable on the Series B Preferred Shares for any partial Dividend Period, including the initial Dividend Period, shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the shareholder records of the Trust at the close of business on the applicable Dividend Payment Record Date. Notwithstanding any provision to the contrary contained herein, each outstanding Series B Preferred Share shall be entitled to receive a dividend with respect to any Dividend Period equal to the dividend paid for such Dividend Period with respect to each other Series B Preferred Share that is outstanding on such date.

     (b) No dividends on the Series B Preferred Shares shall be declared by the Board of Trustees or paid or set apart for payment by the Trust at such time as the terms and provisions of any agreement of the Trust, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, or payment or setting apart for payment shall be restricted or prohibited by law.

     (c) Notwithstanding anything contained herein to the contrary, dividends on the Series B Preferred Shares shall accrue and be cumulative whether or not (i) the Trust has earnings, (ii) there are funds legally available for the payment of such dividends or (iii) such dividends are declared. Accrued but unpaid dividends on the Series B Preferred Shares will accumulate from and including the Dividend Payment Date on which they first become payable. No interest shall be payable in respect of any accrued but unpaid dividend on the Series B Preferred Shares.

     (d) Except as provided in Section 3(f) below, no dividends shall be declared or paid or set apart for payment and no other distribution of cash or other property may be declared or made, directly or indirectly, on or with respect to any other class or series of equity securities of the Trust ranking, as to dividends, on a parity with the Series B Preferred Shares, unless dividends on the Series B Preferred Shares for all past Dividend Periods and the then-current Dividend Period shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

     (e) Except as provided in Section 3(f) below, unless full cumulative dividends on the Series B Preferred Shares for all past Dividend Periods and the then-current Dividend Period shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment, no dividends shall be declared or paid or set apart for payment and no other distribution of cash or other property may be declared or made, directly or indirectly, on or with respect to any Common Shares or shares of any other class or series of equity securities of the Trust ranking, as to dividends, junior to the Series B Preferred Shares (other than (i) a dividend paid in Common Shares or in shares of any other class or series of equity securities ranking junior to the Series B Preferred Shares as to dividends or (ii) a dividend paid in options, warrants or rights to subscribe for or purchase Common Shares or shares of any other class or series of equity securities ranking junior to the Series B Preferred Shares as to dividends) for any period, nor shall any Common Shares or any other shares of any other class or series of equity securities of the Trust ranking, as to dividends, junior to the Series B Preferred Shares be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common Shares made for purposes of the Trust’s employee incentive or benefit plans) for any consideration and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Trust (except by conversion into or exchange for (i) other shares of any class or series of equity securities of the Trust ranking junior to the Series B Preferred Shares as to dividends or (ii) options, warrants or rights to subscribe for or purchase other shares of any class or series of equity securities of the Trust ranking junior to the Series B Preferred Shares as to dividends).

     (f) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Shares and the shares of any other class or series of equity securities ranking, as to dividends, on a parity with the Series B Preferred Shares, all dividends declared upon the Series B Preferred Shares and each such other class or series of equity securities ranking, as to dividends, on a parity with the Series B Preferred Shares shall be declared pro rata so that the amount of dividends declared per Series B Preferred Share and such other class or series of equity securities shall in all cases bear to each other the same ratio that accumulated dividends, including accrued dividends on each Series B Preferred Share and each share of such other class or series of equity securities, bear to each other.

     (g) Holders of Series B Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of full accrued and cumulative dividends on the Series B Preferred Shares as provided herein. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Shares which may be in arrears. Any dividend payment on account of arrearages for any past Dividend Periods may be declared and paid at such time, if any, as may be fixed by the Board of Trustees, and shall first be credited against the earliest accrued but unpaid dividends due and payable with respect to such Series B Preferred Shares.

     (h) Except as provided in these Articles Supplementary, the Series B Preferred Shares shall not be entitled to participate in the earnings or assets of the Trust.

     Section 4. Liquidation Preference.

     Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Trust, before any distribution or payment shall be made to holders of Common Shares or any other class or series of equity securities of the Trust ranking, as to liquidation rights, junior to the Series B Preferred Shares, the holders of Series B Preferred Shares then outstanding shall be entitled to be paid, out of the assets of the Trust legally available for distribution to its shareholders, a liquidation preference of $25.00 per Series B Preferred Share, plus an amount equal to any accrued and unpaid dividends to the date of payment. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding-up, the available assets of the Trust are insufficient to pay the amount of the liquidating distributions on all outstanding Series B Preferred Shares and the corresponding amounts payable on all shares of other classes or series of equity securities of the Trust ranking, as to liquidation rights, on a parity with the Series B Preferred Shares in the distribution of assets, then the Series B Preferred Shares and each such other class or series of shares of equity securities ranking, as to liquidation rights, on a parity with the Series B Preferred Shares shall share ratably in any such distribution of assets in proportion to the full, respective, preferential liquidating distributions to which they would otherwise be entitled. Written notice of any such liquidation, dissolution or winding up of the Trust, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each holder of record of Series B Preferred Shares at the respective addresses of such holder as the same shall appear on the shareholder records of the Trust. After payment of the full amount of the preferential liquidating distributions to which the holders of the Series B Preferred Shares are entitled under this Section 4, such holders shall have no right or claim to any of the remaining assets of the Trust. The consolidation or merger of the Trust with or into any other entity, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the

Trust, shall not be deemed to constitute a liquidation, dissolution or winding-up, voluntary or involuntary, of the Trust.

     Section 5. Redemption.

     (a) The Series B Preferred Shares shall not be redeemable by the Trust prior to April 27, 2009 unless the Board of Trustees determines that such a redemption is necessary or advisable to preserve the status of the Trust as a real estate investment trust (“REIT”) for United States federal income tax purposes, subject to the provisions below.

     (b) On or after April 27, 2009, the Trust, at its option, following notice given in accordance with Section 5(g), may redeem the Series B Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to and including the date fixed for redemption, without interest. If fewer than all of the outstanding Series B Preferred Shares are to be redeemed, the Series B Preferred Shares to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares), by lot or by any other equitable method determined by the Trust that will not result in a violation of the Ownership Limit, provided that such method satisfies any applicable requirements of any national quotation system on which the Series B Preferred Shares are then quoted or of any securities exchange on which the Series B Preferred Shares are then listed. If such redemption is to be by lot and, as a result of such redemption, any holder of a number of Series B Preferred Shares would become a holder of a number of Series B Preferred Shares in excess of the Ownership Limit because such holder’s Series B Preferred Shares were not redeemed, or were redeemed only in part, then, except as otherwise provided in the Charter, the Trust will redeem the requisite number of Series B Preferred Shares of such holder such that such holder will not violate the Ownership Limit subsequent to such redemption.

     (c) Holders of Series B Preferred Shares to be redeemed shall be entitled to the redemption price of $25.00 per share and any accrued and unpaid dividends payable upon such redemption. If (i) notice of redemption of any Series B Preferred Shares has been given in accordance with Section 5(g), (ii) the funds necessary for such redemption have been set aside by the Trust in trust for the benefit of the holders of any Series B Preferred Shares so called for redemption and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends, then from and after the date fixed for redemption, dividends shall cease to accrue on such Series B Preferred Shares, such Series B Preferred Shares shall no longer be deemed outstanding, and shall not be transferable on the Transfer Agent’s books without the consent of the Trust, and all rights of the holders of such Series B Preferred Shares will terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon such redemption, without interest. As long as no dividends are in arrears, nothing herein shall prevent or restrict the Trust’s right or ability to purchase, from time to time, either at a public or a private sale, all or any part of the Series B Preferred Shares at such price or prices as the Trust may determine, subject to the provisions of applicable law, including the repurchase of Series B Preferred Shares in open-market transactions duly authorized by the Board of Trustees.

     (d) The deposit of funds with a bank or trust company for the purpose of redeeming Series B Preferred Shares shall be irrevocable except that:

          (i) the Trust shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any Series B Preferred Shares redeemed shall have no claim to such interest or other earnings; and

          (ii) any balance of monies so deposited by the Trust and unclaimed by the holders of the Series B Preferred Shares entitled thereto at the expiration of two years from the applicable date or dates fixed for redemption shall be repaid, together with any interest or other earnings thereon, to the Trust, and after any such repayment, the holders of the Series B Preferred Shares entitled to the funds so repaid to the Trust shall look only to the Trust for payment without interest or other earnings.

     (e) In the event of any redemption of the Series B Preferred Shares because the Board of Trustees determines that such redemption is necessary or advisable in order to preserve the status of the Trust as a REIT for United States federal income tax purposes, such redemption shall be made in accordance with the terms and conditions set forth in this Section 5 of these Articles Supplementary. If the Trust calls for redemption of any Series B Preferred Shares pursuant to and in accordance with this Section 5(e), then the redemption price for such Series B Preferred Shares will be an amount in cash equal to $25.00 per Series B Preferred Share, together with all accrued and unpaid dividends thereon, to and including the date fixed for redemption, without interest.

     (f) Unless full cumulative dividends on all Series B Preferred Shares shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash set apart for payment for all past Dividend Periods and the then-current Dividend Period, no Series B Preferred Shares shall be redeemed unless all outstanding Series B Preferred Shares are simultaneously redeemed, and the Trust shall not purchase or otherwise acquire, directly or indirectly, any Series B Preferred Shares (except by exchange for shares of equity securities of the Trust ranking, as to dividends or distributions upon liquidation, junior to the Series B Preferred Shares); provided, however, that the foregoing shall not prevent (i) the purchase or other acquisition of Series B Preferred Shares by the Trust, directly or indirectly, in accordance with the terms of Sections 5(a) or 5(e) hereof or Article VIII of the Charter or otherwise in order to preserve the status of the Trust as a REIT for United States federal income tax purposes or (ii) the purchase or acquisition of Series B Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series B Preferred Shares.

     (g) Notice of redemption shall be mailed by the Trust, postage prepaid, as of a date set by the Trust not less than 30 nor more than 60 days prior to the date fixed for redemption, addressed to the respective holders of record of the Series B Preferred Shares to be redeemed at their respective addresses as they appear on the shareholder records of the Trust. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the sufficiency of notice or validity of the proceedings for the redemption of any Series B Preferred Shares except as to a holder to whom notice was defective or not given. A redemption notice that has been mailed in the manner provided herein shall be conclusively presumed to have been duly given on the date mailed whether or not the holder received the redemption notice. In addition to any information required by law or the applicable rules of any national securities exchange or national quotation system upon which Series B Preferred Shares may be listed, admitted to trading or quoted, each notice shall state (i) the date fixed for redemption of the Series B Preferred Shares; (ii) the redemption price; (iii) the number of Series B Preferred Shares to be redeemed; and (iv) that dividends on the Series B Preferred Shares to be redeemed shall cease to accrue on the date fixed for redemption. If fewer than all of the Series B Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series B Preferred Shares to be redeemed from such holder.

     (h) If the date fixed for redemption falls after a Dividend Payment Record Date and on or prior to the corresponding Dividend Payment Date, each holder of Series B Preferred Shares at the close of business of such Dividend Payment Record Date shall be entitled to the dividend payable on such Series B Preferred Shares on the corresponding Dividend Payment Date notwithstanding the redemption of such Series B Preferred Shares on or prior to such Dividend Payment Date, and each holder of Series B Preferred Shares that surrenders such holder’s Series B Preferred Shares on such date fixed for redemption will be entitled to the dividends accruing after the end of the Dividend Period to which such Dividend Payment Date relates up to and including the date fixed for redemption. Except as provided above, the Trust shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series B Preferred Shares that are redeemed.

     (i) The Series B Preferred Shares are subject to the provisions of Article VIII of the Charter, including, without limitation, the provision for the purchase of Shares-in-Trust. In addition to the purchase right set forth in Article VIII of the Charter, Shares-in-Trust issued upon exchange of Series B Preferred Shares pursuant to such Article VIII may be redeemed, in whole or in part, at any time when outstanding Series B Preferred Shares are being redeemed, for cash, at a redemption price of $25.00 per Series B Preferred Share, plus all accrued and unpaid dividends on the Series B Preferred Shares that were exchanged for such Shares-in-Trust, through the date of such exchange, without interest. If the Trust elects to redeem Shares-in-Trust pursuant to the redemption right set forth in the preceding sentence, such Shares-in-Trust shall be redeemed in such proportion and in accordance with such procedures as Series B Preferred Shares are being redeemed.

     (i) The Series B Preferred Shares have no stated maturity date and will not be subject to any mandatory redemption.

     Section 6. Voting Rights.

     (a) Holders of the Series B Preferred Shares shall not have any voting rights, except as set forth in this Section 6. In any matter in which the Series B Preferred Shares have the right to vote pursuant to this Section 6, each Series B Preferred Share shall be entitled to one vote.

     (b) Whenever dividends on any Series B Preferred Shares shall be in arrears for six or more quarterly periods (whether or not consecutive) (a “Preferred Dividend Default”), the holders of such Series B Preferred Shares (voting as a class with all other series of Preferred

Shares upon which like voting rights have been conferred and are exercisable, including the Series A Preferred Shares (“Parity Preferred”)) will be entitled to vote for the election of a total of two additional trustees of the Trust (the “Preferred Trustees”), at a special meeting called by the holders of record of at least 20% of the Series B Preferred Shares and the Parity Preferred combined or, if such request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders, at such next annual or special meeting of shareholders, and at each subsequent annual meeting of shareholders, and all other trustees shall be elected by the holders of the Common Shares. In such case, the total number of trustees constituting the Board of Trustees shall increase by two. These voting rights of the holders of the Series B Preferred Shares shall continue until all dividends accumulated on such Series B Preferred Shares for the past Dividend Periods and the dividend for the then-current Dividend Period shall have been fully paid, or declared and a sum sufficient for the payment thereof set apart for payment, at which time the holders of Series B Preferred Shares shall be divested of such voting rights.

     (c) The term of office of each Preferred Director so elected shall terminate and the number of trustees on the Board of Trustees shall decrease by two at such time as all accumulated dividends and the dividend for the then-current Dividend Period have been paid in full or set apart for payment in full on the Series B Preferred Shares and all other series of Parity Preferred. As long as the Series B Preferred Shares or any series of Parity Shares have the right, pursuant to Section 6(b), to elect Preferred Trustees, any vacancy in the office of a Preferred Director may be filled by written consent of the Preferred Director remaining in office, or, if none remains in office, by a vote of the holders of record of a majority of the outstanding Series B Preferred Shares, when they have the voting rights set forth in Section 6(b), voting as a class with each series of Parity Preferred that has such voting rights. Each Preferred Trustee shall be entitled to one vote on each matter presented to the Board of Trustees.

     (d) As long as any Series B Preferred Shares remain outstanding, the affirmative vote or consent of the holders of a majority of the Series B Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting as a class with all other series of Preferred Shares upon which like voting rights are conferred and exercisable), will be required to:

          (i) create, issue or increase the authorized number of shares of any class or series of shares of beneficial interest ranking senior to the Series B Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Trust; or

          (ii) amend, alter, repeal or otherwise change any provision of the Charter, including these Articles Supplementary, whether by merger, consolidation or otherwise (an “Event”), in a manner that would materially and adversely affect the rights, preferences, powers or privileges of the Series B Preferred Shares; provided, however, with respect to the occurrence of any Event, (A) as long as the Series B Preferred Shares remain outstanding with the terms thereof unchanged, or (B) in the case that the Trust is not the surviving entity, as long as the Series B Preferred Shares (or shares into which the Series B Preferred Shares have been converted in any successor entity to the Trust) remain outstanding with the rights, preferences, voting rights, restrictions, limitations as to dividends and the qualifications and terms or conditions materially unchanged, taking into account that upon the occurrence of an Event, the Trust may not be the surviving entity, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, powers or privileges of holders of Series B Preferred Shares, and in such case such holders shall not have any voting rights with respect to the occurrence of an Event; provided, further, that holders of the Series B Preferred Shares shall not be entitled to vote with respect to any increase in the amount of the authorized Common Shares or Preferred Shares or the creation or issuance of additional Series B Preferred Shares, or of any other class or series of beneficial interest, ranking, with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Trust, on a parity with or junior to the Series B Preferred Shares.

     (e) The foregoing voting provisions of this Section 6 shall not apply if, at or prior to the time when the act with respect to which such vote otherwise would have been required, all outstanding Series B Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

     Section 7. Conversion.

     The Series B Preferred Shares shall not be convertible into or exchangeable for any other property or securities of the Trust or any other entity, except that the Series B Preferred Shares will automatically be exchanged by the Trust for Shares-in-Trust in accordance with Article VIII of the Charter in order to ensure that the Trust remains qualified as a REIT for federal income tax purposes.

     Section 8. Ranking.

     In respect of rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Trust, the Series B Preferred Shares shall rank (i) senior to all classes or series of the Trust’s Common Shares and to all other equity securities issued by the Trust, the terms of which specifically provide that those equity securities rank junior to the Series B Preferred Shares as to the payment of dividends or the distribution of assets in the event of any liquidation, dissolution or winding up of the Trust, (ii) on a parity with the Series A Preferred Shares and all other equity securities issued by the Trust, the terms of which specifically provide that such equity securities rank on a parity with the Series B Preferred Shares as to the payment of dividends or the distribution of assets in the event of any liquidation, dissolution or winding up of the Trust, and (iii) junior to all equity securities issued by the Trust, the terms of which specifically provide that such equity securities rank senior to the Series B Preferred Shares as to the payment of dividends or the distribution of assets in the event of any liquidation, dissolution or winding up of the Trust. The term “equity securities” does not include convertible debt securities, all series of which shall rank senior to the Series B Preferred Shares prior to the conversion of such debt securities. All Series B Preferred Shares shall rank equally with one another and shall be identical in all respects.

     Section 9. Restrictions on Transfer, Acquisition and Redemption of Shares.

     The Series B Preferred Shares are governed by and issued subject to all of the limitations, terms and conditions of the Trust’s Charter, including but not limited to the terms and conditions (including exceptions and exemptions) of Article VIII of the Charter. The foregoing sentence shall not be construed to limit the applicability to the Series B Preferred Shares of any other term or provision of the Charter. In addition to the legend contemplated by Article VIII, Section 5 of the Charter, each certificate for Series B Preferred Shares shall bear substantially the following legend:

The Trust will furnish to any shareholder upon request and without charge a full statement of the designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of shares of each class authorized to be issued and, with respect to the classes of shares which may be issued in series, the difference in the relative rights and preferences between the shares of each series, to the extent that they have been set, and the authority of the Board of Trustees to fix and determine the relative rights and preferences of subsequent series. Such request may be made to the Secretary of the Trust at its principal office or to the transfer agent.

     Section 10. Form.

     The Series B Preferred Shares will be issued and maintained in book-entry form registered under a global certificate in the name of the nominee of The Depository Trust Company (“DTC”) except under limited circumstances. If (i) the Trust notifies the Transfer Agent in writing that DTC is no longer willing or able to act as a depository and the Trust is unable to locate a qualified successor within 90 days or (ii) the Trust, at its option, notifies the Transfer Agent in writing that the Trust is electing to issue the Series B Preferred Shares in certificated form, then Series B Preferred Shares in certificated form will be issued upon registration of transfer of, or in exchange for, the global certificate.

     Section 11. Shares To Be Retired.

     All Series B Preferred Shares that shall have been issued and reacquired in any manner by the Trust shall be restored to the status of authorized but unissued Preferred Shares of the Trust, without designation as to class or series.

     Section 12. Record Holders.

     The Trust and the Transfer Agent may deem and treat the record holder of any Series B Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Trust nor the Transfer Agent shall be affected by any notice to the contrary.

     Section 13. Sinking Fund.

     The Series B Preferred Shares shall not be entitled to the benefits of any retirement or sinking fund.

Section 14. Exclusion of Other Rights.

     The Series B Preferred Shares shall not have any preferences or relative, participating, optional or other special rights, or voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Charter and these Articles Supplementary.

     Section 15. Headings of Subdivisions.

     The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

     Section 16. Severability of Provisions.

     If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series B Preferred Shares set forth in the Charter and these Articles Supplementary are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to distributions, qualifications, or terms or conditions of redemption of the Series B Preferred Shares set forth in the Charter that can be given effect without the invalid, unlawful or unenforceable provision thereof shall remain in full force and effect, and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series B Preferred Shares herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

     Section 17. No Preemptive Rights.

     No holder of Series B Preferred Shares shall have any preemptive or preferential right to subscribe for, or to purchase, any additional shares of the Trust of any class or series, or any other security of the Trust that the Trust may issue or sell.

     IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this 22nd day of April 2004.

CAPITAL AUTOMOTIVE REIT

/s/ THOMAS D. ECKERT

Thomas D. Eckert
President and Chief Executive Officer

[SEAL]

ATTEST:

/s/ JOHN M. WEAVER
John M. Weaver
Senior Vice President, General Counsel and Secretary

     THE UNDERSIGNED President and Chief Executive Officer of Capital Automotive REIT, who executed on behalf of the Trust the foregoing Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Trust the foregoing Articles Supplementary to be the duly authorized act of said Trust and hereby certifies to the best of his knowledge, information and belief that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ THOMAS D. ECKERT

Thomas D. Eckert
President and Chief Executive Officer